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                                                                    Exhibit 10.6
                                                                    ------------

                              STANDSTILL AGREEMENT

         STANDSTILL AGREEMENT, dated as of August 12, 2002, by and among Mattress Discounters Corporation, a Delaware corporation ("MD") and each of the lenders (the "Lenders") party hereto as listed on the signature pages hereof and JPMorgan Chase Bank, as Administrative Agent (the "Administrative Agent").

         WHEREAS, MD issued Senior Notes in the total aggregate principal amount of $140 million pursuant to a certain Indenture (the "Indenture") dated as of August 6, 1999, by and among MD, as Issuer, certain Guarantors named therein, as Guarantors, and State Street Bank and Trust Company, as Trustee (the "Trustee");

         WHEREAS, in accordance with the terms of the Senior Notes and the Indenture, MD was obligated to make an interest payment on July 15, 2002, in the total aggregate amount of approximately $8.8 million (the "July Interest Payment");

         WHEREAS, MD has not made the July Interest Payment;

         WHEREAS, MD, Mattress Holding Corporation ("Holdings"), the Lenders, the Administrative Agent and the Co-Agent named therein are parties to the Credit Agreement, dated as of August 6, 1999, as amended and restated as of January 11, 2002, as amended by the First Amendment, dated as of May 14, 2002, and as amended by the Second Amendment, dated as of June 20, 2002 (as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

         WHEREAS, under the Credit Agreement, MD's failure to make the July Interest Payment on or before August 14, 2002 will constitute an Event of Default pursuant to Section 8(e) of the Credit Agreement (the "Cross-Default Event of Default");

         WHEREAS, MD has informed the Administrative Agent and the Lenders that it is in default under Section 7.1 of the Credit Agreement with respect to the required minimum Consolidated EBITDA for the fiscal quarter ending June 29, 2002, which constitutes an Event of Default pursuant to Section 8(c) of the Credit Agreement (the "EBITDA Event of Default").

         WHEREAS, MD and the Lenders, among others, have been in negotiations regarding a possible recapitalization or other financial restructuring of MD in order to address MD's current financial condition (the "Restructuring Negotiations");

         WHEREAS, in order to give the parties a more meaningful opportunity to pursue the Restructuring Negotiations and, at the same time, to help preserve the value of MD during the period of such Restructuring Negotiations, MD has requested that the Lenders agree to refrain from exercising any rights or remedies or otherwise taking any action under the Credit Agreement or any of the other Loan Documents on the basis of the Cross-Default Event of Default or the EBITDA Event of Default; and

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         WHEREAS, the Lenders have agreed to refrain from exercising any rights or remedies, including, without limitation, by foreclosure or setoff, or otherwise taking any action under the Credit Agreement or any of the other Loan Documents on the basis of the Cross-Default Event of Default or the EBITDA Event of Default, in accordance with and to the extent set forth below in this Agreement.

         NOW, THEREFORE, in consideration of the above, the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. All capitalized terms used herein without definitions shall have the respective meanings provided for them in the Credit Agreement.

         2. Standstill. Each of the Lenders agrees that from the Effective Date (as defined below) until the Termination Date, no Lender shall: (i) instruct the Administrative Agent, or otherwise take any action, to accelerate the Obligations; or (ii) instruct the Administrative Agent, or otherwise take any action, to commence any suit or other action or to exercise any other remedy to collect any portion of the Obligations from MD or any Guarantor or to take any action to exercise remedies with respect to the Collateral. The Administrative Agent also agrees not to take such actions. This Standstill Agreement shall become effective on and as of the date that the Administrative Agent shall have received counterparts of this Standstill Agreement, duly executed and delivered by a duly authorized officer of each of Holdings, MD, the Administrative Agent and the Required Lenders.

         3. Further Agreements. MD agrees to pay a standstill fee in the aggregate amount of $30,000, which fee shall be earned on the Effective Date and shall be paid by MD within one business day thereafter. MD agrees to cooperate with the Administrative Agent in working toward the creation of a cash management system reasonably satisfactory to the Administrative Agent and the Lenders, including, without limitation, on before August 30, 2002, (i) establishing (but not funding or implementing) a collateral account and a funding account at JPMorgan Chase Bank and (ii) executing and delivering to the Administrative Agent letters directing, inter alia, account debtors of MD and other parties holding funds owing to MD to remit all payments on such accounts and amounts owing directly to the collateral account at JPMorgan Chase Bank (the "Direction Letters"). MD agrees to use its reasonable best efforts to work with the Administrative Agent to implement the cash management system and fund the accounts in a manner reasonably satisfactory to the Administrative Agent in the event of and prior to any filing by MD of a petition for relief (a "Filing"). The Administrative Agent agrees not to deliver the Direction Letters prior to a Filing unless otherwise agreed by MD, provided, however, if MD has not complied with its agreement set forth in the immediately preceding sentence in the reasonable judgment of the Administrative Agent, MD acknowledges and agrees that the Administrative Agent may, upon prior written notice to MD, deliver the Direction Letters immediately prior to a Filing.

         4. Termination. This Agreement shall become effective on the Effective Date and shall remain in effect until the date (the "Termination Date") that is the earlier to occur of: (i) September 25, 2002; (ii) the occurrence of a Default or Event of Default other than the Cross

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Default Event of Default or the EBITDA Event of Default; (iii) any termination or modification of the letter agreement with Sealy, Inc, dated August 2, 2002 (the "Sealy Letter") or the business relationship contemplated thereby; (iv) the occurrence of the Termination Date under the Standstill Agreement dated as of August 2, 2002 among MD and the Consenting Holders of the Senior Notes (as defined therein); or (v) the occurrence of any material breach by MD of its obligations hereunder.

         5. Miscellaneous. This Agreement shall be governed by the laws of the State of New York. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Standstill Agreement and all rights and obligations hereunder shall be binding upon and inure to the benefit of MD, the Lenders and each of their respective successors and assigns. This Standstill Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations. Except as specifically provided for in paragraph 2 above, the Credit Agreement and the Loan Documents shall continue to be, and shall remain, in full force and effect. This Standstill Agreement shall not be deemed to be a waiver of, or consent to, or a modification of any term or condition of the Credit Agreement or of any of the other Loan Documents or to prejudice any rights or remedies which the Lenders now have or may in the future have under or in connection with the Credit Agreement or any of the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended from time to time. This Standstill Agreement may be exercised by one or more of the parties hereto in any number of separate counterparts.

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         IN WITNESS WHEREOF, intending to be legally bound, each of MD and the
Lenders has caused this Agreement to be duly executed as of the date first above written.

                                        MATTRESS DISCOUNTERS CORPORATION

                                        By: /s/ Rick Frier
                                            ---------------------------------
                                            Name: Rick Frier
                                            Title: Chief Financial Officer


                                        JPMORGAN CHASE BANK, as Administrative
                                         Agent and as a Lender
                                         By: /s/ Elizabeth H. Eisen
                                             --------------------------------
                                             Name: Elizabeth H. Eisen
                                             Title: Managing Director


                                        FLEET NATIONAL BANK, as a Lender

                                        By: /s/ Vincent J. Pitts
                                            ---------------------------------
                                            Name: Vincent J. Pitts
                                            Title: Vice President


                                        ARK II CLO 2001-1, LIMITED, as a Lender

                                        By: Patriarch Partners II, LLC, its
                                             Collateral Manager

                                        By: /s/ Lynn Tilton
                                            ---------------------------------
                                            Name: Lynn Tilton
                                            Title: Authorized Signatory

                       [SIGNATURES CONTINUE ON NEXT PAGE]

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ACKNOWLEDGED AND AGREED:
MATTRESS DISCOUNTERS HOLDING CORPORATION

By: /s/ Stephen K. Gunn
    -------------------------------------
    Name: Stephen K. Gunn
    Title: Chief Executive Officer